UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

VESTA INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of

VESTA INSURANCE GROUP, INC.

You are invited to attend our annual meeting of stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, May 27, 2003, at 10:00 A.M., local time.

Information concerning matters to be considered and acted upon at the meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read.

It is important that your shares be voted at this meeting. Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about business to come before the meeting. Please mark, sign and return your proxy. If you choose to attend the meeting, you may, of course, revoke your proxy and personally vote your stock if you desire to do so.

Sincerely,

Norman W. Gayle, III

President

Birmingham, Alabama

April 29, 2003

Notice Of Annual Meeting Of Stockholders

To Be Held May 27, 2003

To the Holders of Common Stock of

VESTA INSURANCE GROUP, INC.

The annual meeting of stockholders of Vesta Insurance Group, Inc. will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, May 27, 2003, at 10:00 A.M., local time, for the following purposes:

(1)	To elect two persons to serve as Class I directors for a three-year term beginning May 27, 2003.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2003.

(3)	To transact such other business as may properly come before the meeting.

These matters are more fully discussed in the accompanying Proxy Statement.

The close of business on April 15, 2003 has been fixed as the date for determining the stockholders who are entitled to notice of and to vote at the annual meeting. All stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date, sign and return the enclosed form of proxy in the accompanying envelope. Your proxy may be revoked at any time before it is voted.

The annual meeting for which this notice is given may be adjourned from time to time, without notice other than announcement at the annual meeting. Any business for which notice of the annual meeting is hereby given may be transacted at any such adjournment.

By Order of the Board of Directors

Donald W. Thornton

Senior Vice President—

General Counsel and Secretary

Birmingham, Alabama

April 29, 2003

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD MAY 27, 2003

INFORMATION ABOUT THE MEETING

Solicitation of Proxies

The Board of Directors of Vesta Insurance Group, Inc. solicits your proxy in the form enclosed with this Proxy Statement for use at our Annual Meeting of Stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, May 27, 2003, at 10:00 A.M., local time, and at any adjournment or postponement of such meeting. Norman W. Gayle, III and Donald W. Thornton are named as proxies in the enclosed form of proxy and have been designated as the directors’ proxies by our board of directors. We expect to mail this proxy material to stockholders on or about April 29, 2003.

When the enclosed form of proxy is returned, properly executed, and in time for the meeting, the shares represented thereby will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the form of proxy, but if proxies which are executed and returned do not specify a vote on the proposals considered, the proxies will be voted FOR such proposals. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to our Secretary (at 3760 River Run Drive, Birmingham, Alabama 35243) at any time before the proxy is voted.

Record Date and Voting Stock

Each common stockholder of record at the close of business on April 15, 2003 (the “record date”) is entitled to one vote for each share of common stock held on that date. There is no cumulative voting of the common stock. At the close of business on April 15, 2003, there were 35,678,060 shares of our common stock outstanding.

Vote Required

At the meeting, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors shall be elected at the meeting by a plurality of the votes cast, whether in person or by proxy.

A stockholder may abstain or withhold his vote (collectively, “abstentions”) with respect to each proposal submitted for stockholder approval. Abstentions will be counted as present (for purposes of determining the existence of a quorum) and entitled to vote on the relevant proposal, but they will be counted as not voting in favor of such proposal. Since the election of directors is determined by a plurality of the votes actually cast at the meeting, abstentions will not affect such election.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner. On the other hand, a broker may not be entitled to vote shares held in “street name” on certain non-routine items absent customer instructions. If a broker votes shares held in “street name” on some but not all of the proposals submitted for stockholder approval, then all shares so voted will be counted as present (for purposes of determining the existence of a quorum), but will not be considered entitled to vote on those matters as to which authority to vote is withheld by the broker (a “broker nonvote”). Generally, there can be no “broker nonvotes” in the election of directors, because the election of directors is a routine matter for which a broker may exercise its discretion.

PRINCIPAL STOCKHOLDERS

The following table lists all persons known to be the beneficial owner of more than five percent of our common stock as of December 31, 2002.

Name and Address	Title of Class	Number of Shares	Percent of Class
Becker Capital Management (1) 1211 SW Fifth Avenue, Suite 2185 Portland, Oregon 97204	Common Stock	2,635,400	7.39%

Alabama Reassurance Company (2) P.O. Box 020152 Tuscaloosa, Alabama 35402	Common Stock	2,547,207	7.14%

Capital Z Partners, Ltd. (3) One Chase Manhattan Plaza New York, New York 10005	Common Stock	2,055,738	5.73%

Heartland Advisors, Inc.(4) 789 North Water Street Milwaukee, Wisconsin 53202	Common Stock	2,006,000	5.62%

Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	Common Stock	1,903,900	5.33%

Dimensional Fund Advisors, Inc. (6) 1299 Ocean Avenue Santa Monica, CA 90401	Common Stock	1,829,600	5.13%

(1)	Based on Schedule 13G/A, filed February 4, 2003 by Becker Capital Management.
(2)	Based on Schedule 13G/A, filed January 17, 2003 by Alabama Reassurance Company and affiliates.
(3)	Based on Schedule 13D, filed January 10, 2002 by Capital Z Partners, Ltd. and affiliates.
(4)	Based on Schedule 13G/A, filed February 13, 2003 by Heartland Advisors, Inc.
(5)	Based on Schedule 13G, filed February 12, 2003 by Wellington Management Company, LLP.
(6)	Based on Schedule 13G, filed February 7, 2003 by Dimensional Fund Advisors, Inc.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that our directors are divided into three classes, with the members of each class to be elected to hold office for a three-year term and until their successors are elected and qualified. Our bylaws provide that, subject to the rights of the holders of any series of preferred stock, the number of directors shall be not less than two nor more than twelve, with the exact number to be fixed by our board of directors.

At this year’s annual meeting, our board of directors is proposing the re-election of Walter M. Beale, Jr. and Alan S. Farrior to serve as Class I directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2006 and until their successors are elected and qualified. The current terms of Messrs. Beale and Farrior expire at the annual meeting of stockholders for 2003.

If any of the nominees becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as our board of directors may recommend, unless our board of directors resolves to reduce the number of directors.

The Board of Directors recommends that the stockholders vote FOR the nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Corporate Governance Practices

We believe our board of directors has been proactive in adopting emerging best practices in corporate governance. Highlights of our corporate governance practices are described below:

Independence.    Assuming the election of our nominees named herein, our board of directors will be comprised of eight members, six of whom qualify as independent directors under applicable and currently proposed New York Stock Exchange standards. All of the standing committees of the board are composed entirely of independent directors. There are no interlocking directorships affecting our board. We also separated the function of the Chairman and the Chief Executive Officer, and our Chairman of the board is a non-executive, independent director.

New Directors.    Since our last annual meeting of stockholders, our board of directors has added two independent directors with significant insurance accounting expertise to our board. Michael J. Gough has served in various executive management capacities in the insurance industry since 1983, including serving as Chief Operating Officer of a team within Alexander & Alexander (A&A), a multinational insurance brokerage company, responsible for group operations in the United States, United Kingdom and Bermuda managing liabilities of in excess of $1 billion. Mr. Gough is a Fellow of the Institute of Chartered Accountants in the United Kingdom, and has been a member of that Institute since 1962. Tambra L. G. Bailie retired in 2001 as a partner with PricewaterhouseCoopers, LLP, where she dedicated the majority of her 21 year career to serving PwC insurance industry clients. Ms. Bailie served as engagement partner for several northeast insurance clients and as an SEC review partner, consulting on many publicly held insurance clients’ SEC filings. Ms. Bailie is a licensed Certified Public Accountant.

Active Oversight.    During 2002, our board of directors met 16 times. In 2002, all of the directors attended more than 75% of the meetings of the board and the committees on which they served.

Private Executive Sessions.    Our board of directors and each committee thereof regularly meets in executive session outside of management. Our audit committee also meets regularly in executive session with representatives of our independent auditor. Mr. Camp, as a non-executive Chairman, presides over these executive sessions.

Annual Retreats.    Our board has adopted a practice of scheduling several days with the heads of our business segments and other executive officers at business retreats. These retreats involve daily presentations of business trends, financial results, budgets and strategy and foster a free and candid flow of information directly between our directors and executive management and key employees responsible for our businesses.

Director Education Programs.    Board members and executive officers also participate in director education programs offered by third parties.

Stock Ownership by Directors.    Our directors receive a significant portion of their annual compensation in the form of annual grants of options to acquire 5,000 shares of our common stock pursuant to our non-employee director stock plan. This plan also allows our non-employee directors to elect to receive stock in lieu of their annual cash retainer and their meeting attendance fees.

Profiles of Nominees

Walter M. Beale, Jr. (age 57) has been a director of Vesta since 1993. Principal occupation: Partner in the law firm of Balch & Bingham LLP since prior to 1998.

Alan S. Farrior (age 49) has been a director of Vesta since 2000. Principal occupation: President of Lowder New Homes/Colonial Homes since prior to 1998.

Profiles of Directors Whose Terms Have Not Expired

Tambra L. G. Bailie (age 44) has been a director of Vesta since January 24, 2003. Her term expires in 2005 (Class III). Principal occupation: Retired 2001 as a partner with PricewaterhouseCoopers, LLP, where she dedicated the majority of her 21 year career to serving PwC insurance industry clients. Ms. Bailie served as engagement partner for several northeast insurance clients and as an SEC review partner, consulting on many publicly held insurance clients’ SEC filings.

Robert B.D. Batlivala, Ph.D. (age 63) has been a director of Vesta since 1999. His term expires in 2004 (Class II). Principal occupation: Retired October 1, 1999 from the position of Director, Regulatory Economics and Corporate Strategic Planning for BP Amoco, where he served in various capacities since 1964.

Ehney A. Camp, III (age 60) has been a director of Vesta since 1993. His term expires in 2004 (Class II). Principal occupation: Principal, Addison Investments, L.L.C. (private investments) since 1996. From 1975 until 1996, Mr. Camp was the President and Chief Executive Officer of Camp & Company, a mortgage banking company located in Birmingham, Alabama.

Norman W. Gayle, III (age 49) has been a director of Vesta since 1998. His term expires in 2005 (Class III). Principal occupation: President and Chief Executive Officer of Vesta since 2002; President of Vesta from 1998 to 2002.

Michael J. Gough (age 63) has been a director of Vesta since November 26, 2002. His term expires in 2005 (Class III). Mr. Gough, a Chartered Financial Accountant in the United Kingdom, was with Alexander & Alexander, an international insurance brokerage firm, for fifteen years prior to its acquisition by AON corporation in 1998 and currently serves as a consultant to various businesses. Before joining Alexander & Alexander, Mr. Gough spent fifteen years with Exxon in various management capacities, including financial reporting, marketing and corporate planning.

T. Owen Vickers, Sr. (age 53) has been a director of Vesta since 2001. His term expires in 2004 (Class II). Principal occupation: Chairman, CEO and President of Birmingham Hide and Tallow Co., Inc., a diversified private company, since prior to 1998.

Committees of the Board

Audit Committee.    The Audit Committee operates under a written charter adopted by our board of directors that sets out the audit committee’s key oversight responsibilities. A copy of this charter may be obtained free of charge from our investor relations department. The charter delineates certain recurring activities of the

Committee in carrying out its oversight functions as a guide, with the understanding that the Committee may diverge from the guide as appropriate given the circumstances. These recurring activities are:

•	The Committee reviews with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K and review and consider with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and 90.

•	As a whole, or through the Committee chair, the Committee reviews with the independent auditors any matters identified during the interim review which would need to be communicated by the independent auditors. This review occurs prior to the Company’s filing of the Form 10-Q.

•	The Committee discusses with management and the outside auditors the quality and adequacy of the Company’s internal controls and routinely meets directly with the Company’s internal audit department.

•	The Committee:

•	requests from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

•	discusses with the outside auditors any such disclosed relationships and their impact on the outside auditors independence; and

•	recommends that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

•	The Committee, subject to any action that may be taken by the full Board, has the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

The members of the standing Audit Committee are Ms. Bailie, Dr. Batlivala and Mr. Gough, each of whom is “independent” as defined by the current and proposed listing standards of the New York Stock Exchange. The Audit Committee met 12 times in 2002.

Compensation Committee.    The duties of the Compensation Committee are to make recommendations and reports to our board of directors with respect to the salaries, bonuses and other compensation to be paid to our officers receiving in excess of stated levels determined by the Compensation Committee from time to time, and to administer and authorize the award of stock options, restricted stock or other awards under all plans relating to the compensation of such officers. For 2002, the Compensation Committee determined to review and reserve the authority to approve the compensation paid to any executive officer of Vesta or its subsidiaries earning salary and bonus, in the aggregate, in excess of $250,000. The members of the standing Compensation Committee are Messrs. Farrior, Batlivala and Gough. The Compensation Committee met 7 times in 2002.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies and recommends to the board of directors potential candidates to serve as directors and makes recommendations relating to the membership of committees of the board of directors. The Nominating and Corporate Governance Committee is also responsible for developing and recommending corporate governance practices to our board, including overseeing compliance with recent SEC and NYSE corporate governance initiatives that will be phased in over the coming months. The members of the standing Nominating and Corporate Governance Committee are Messrs. Vickers, Camp and Farrior. The committee met 2 times in 2002. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders who may submit nominations to the Nominating and Corporate Governance Committee, care of the Secretary, Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243.

Payments to Directors

For 2002, directors who are not executive officers or employees of Vesta received an annual retainer fee of $12,000, payable in equal quarterly installments. Directors also receive $2,000 for each board meeting attended ($1,000 for telephonic meetings and other meetings attended by telephone) and $1,000 for each committee meeting attended. Directors also receive reimbursement for their travel and lodging expenses if they do not live in the area where the meeting is held. Audit Committee members also receive an annual retainer fee of $10,000, payable in equal quarterly installments.

At our annual meeting of stockholders held on May 16, 1995, our stockholders approved our Non-Employee Director Stock Plan, which was subsequently amended and ratified by our stockholders at our annual meeting held on May 8, 2000 (the “Director Plan”). Under the Director Plan, each eligible director may elect, pursuant to an advance written election, to receive shares of restricted stock in lieu of part or all of such director’s annual retainer or meeting attendance fees. The number of shares of restricted stock which an eligible director will be entitled to receive will be equal to the dollar amount of director fees which such director has elected not to receive, divided by seventy-five percent (75%) of the fair market value of our common stock on the date on which such fees would otherwise become payable. Shares of restricted stock may not be sold, transferred, pledged or assigned for a period of two years following the effective date of the issuance thereof. Directors electing to receive restricted stock will be entitled, with respect to such shares, to all rights of a stockholder, including the right to vote and to receive dividends on the shares. However, certificates for the shares of restricted stock shall be delivered only after the period of forfeiture has expired. During 2002, Mr. Camp elected to receive restricted stock in lieu of his annual retainer.

In addition, the Director Plan provides that, on the first trading day of each calendar year, each non-employee director will be granted a nonqualified stock option to purchase 5,000 shares of our common stock at a purchase price equal to the fair market value per share of the common stock on such grant date. Each option granted under the Director Plan is exercisable for a period of ten years beginning on the date of its grant. An option may not be exercised during the first six months after grant, except in the event of the death or disability of the director. An aggregate of 780,000 shares of our common stock have been reserved for issuance under the Director Plan, subject to adjustment for changes in our capital structure, of which 292,360 shares have been made the subject of previous awards (47,130 of which were subsequently forfeited upon the resignation of former directors) and 534,770 shares remain available for future awards.

Compensation Committee Interlocks and Insider Participation

In 2002, Messrs. Farrior, Gough and Windom served on the Compensation Committee. None of the members of the Compensation Committee is a current or former officer or employee of Vesta or any of its subsidiaries. During 2002, there were no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our board of directors and/or Compensation Committee.

Profiles of Executive Officers Who Are Not Directors

The following table shows certain information concerning each person deemed to be an executive officer of Vesta on April 15, 2003, except Norman W. Gayle, III, who also serves as a director. Each executive officer is elected by our board of directors annually and serves at the pleasure of the board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

Name	Age	Principal Occupation and Business Experience for the Past Five Years
K. Gerald Barron	53

Chairman or President of various insurance subsidiaries, responsible for all of our standard automobile insurance. Senior Vice President—Insurance Operations of Vesta Fire Insurance Corporation from 1999-2001. Executive Vice President of Audubon Insurance Group, Baton Rouge, Louisiana, from March 1997 to October 1999.

Stephen A. Korducki	51

Chairman or President of various insurance subsidiaries, responsible for all of our standard residential property insurance. Chief Executive Officer of Florida Select Insurance Holdings, Inc., which Vesta acquired in 2001, from 1998 to present.

Thomas E. Mangold	48

Chief Executive Officer of Instant Insurance Holdings, Inc., our non standard auto agency operating subsidiary, since 2000. Since 2000, Mr. Mangold has been responsible for our agency and nonstandard automobile insurance activities. Chief Executive Officer of Bristol West Insurance Group, a provider of automobile insurance coverage, from 1999-2000. Chief Operating Officer, President and director of Titan Holdings, Inc. and its main operating subsidiary, Titan Auto, from 1996-1998.

David Lacefield	48

President, Texas Select Lloyds Insurance Company, our subsidiary in Texas, since 2001. Executive Vice President of E.W. Blanch Insurance Services Inc. from 1998-2001, responsible for developing alternative distribution opportunities for E. W. Blanch clients.

Charles R. Lambert	33	Vice President—Investor Relations of Vesta. Manager—Investor Relations from 2001-2003. Employed by PricewaterhouseCoopers LLP from 1998-2000 in financial advisory services practice.

John W. McCullough	37	Vice President—Associate General Counsel of Vesta since 2000. Associate and partner with Balch & Bingham LLP, a law firm, from 1996-2000.

Hopson B. Nance	32

Senior Vice President, Chief Financial Officer and Treasurer of Vesta since February 26, 2003. Vice President and Controller of Vesta since 2000. Audit manager and other positions with PricewaterhouseCoopers LLP from 1996-2000.

Stephen P. Russell	43	Senior Vice President—Actuarial of Vesta Fire Insurance Corporation since 1998.

Donald W. Thornton	55	Senior Vice President—General Counsel and Secretary of Vesta since 1995.

Stock Ownership of Directors and Executive Officers

The following table reflects certain information about the equity ownership of the directors and each of the “named executive officers” shown in the Summary Compensation Table herein, and all directors and executive officers as a group, as of April 15, 2003, the record date. The table also indicates the number of shares that a person has the right to acquire within 60 days of April 15, 2003 pursuant to the exercise of options.

Name	Common Stock	Options Exerciseable Within 60 Days	% of Common Stock
Tambra L. G. Bailie	—0—	—0—	*
Robert B.D. Batlivala	—0—	15,000	*
Walter M. Beale, Jr.	40,499	15,000	*
Ehney A. Camp, III	46,599	15,000	*
Alan S. Farrior	9,326	15,000	*
Norman W. Gayle, III (1)	1,000,566	52,500	3.0%
Michael J. Gough	3,000	5,000	*
Stephen A. Korducki	—0—	—0—	*
David Lacefield	—0—	—0—	*
Thomas E. Mangold	15,000	—0—	*
James E. Tait (2)	132,855	—0—	*
Donald W. Thornton (3)	436,233	27,500	1.3%
T. Owen Vickers, Sr.	40,100	10,000	*
Stephen R. Windom	10,000	15,000	*

All Directors and Executive Officers as a Group (18 persons)	1,794,944	170,000	5.5%

*    less than 1%

(1)	Includes (i) 5,750 shares held in Mr. Gayle’s Individual Retirement Account, and (ii) 22,630 shares allocated to Mr. Gayle’s 401(k) plan account.
(2)	Includes (i) 10,000 shares held indirectly as Trustee of Family Trust where Mr. Tait has a one-third remainder interest, (ii) 400 shares held indirectly in an individual retirement account for the benefit of Mr. Tait’s wife, Gail P. Tait; and (iii) 17,455 shares allocated to Mr. Tait’s 401(k) plan account as of December 31, 2002.
(3)	Includes 13,105 shares allocated to Mr. Thornton’s 401(k) plan account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of Vesta file reports of stock ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of copies of such reports or representations that no annual reports on Form 5 for the 2001 fiscal year were required to be filed by officers or directors, Vesta believes that Section 16(a) filing requirements applicable to its officers and directors were complied with during fiscal year 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with Vesta’s management and Vesta’s independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that Vesta’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in Vesta’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee serving during 2002.

Robert B. D. Batlivala

Michael J. Gough

Stephen R. Windom

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of non-employee directors. The primary function of the Compensation Committee is to make recommendations and reports to our board of directors with respect to salaries, bonuses and other compensation to be paid to our officers receiving in excess of stated levels determined by the Compensation Committee from time to time, and to administer all plans relating to the compensation of such officers. For 2002, the Compensation Committee determined to review and reserve the authority to approve the compensation paid to any executive officer of Vesta or its subsidiaries earning salary and bonus, in the aggregate, in excess of $250,000.

Our total compensation structure is comprised of annual base salary, annual cash bonus payments and long term equity based compensation granted pursuant to our equity based incentive plans. Our overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize our long term financial results for the benefit of the stockholders. Individual compensation levels are based not only upon our relative success, but also upon the duties and responsibilities assumed by each officer, the performance of their individual business units, their attainment of individual and business unit goals, and their participation and contribution to specific projects. For 2003, the Compensation Committee has engaged Mercer Human Resource Consulting to prepare an analysis of total direct compensation for executive positions, which includes comparisons to similar companies based upon data from proprietary surveys of the insurance industry and proxy statements of insurance companies. Using Mercer’s analysis as a guideline, the Compensation Committee will establish the total direct compensation for executive positions in 2003, including the mix of salary, bonus and equity-based compensation.

Salary.    The salary levels for our executive officers for 2002, including the salary of Mr. Gayle as Chief Executive Officer, are based upon the salary levels paid by other similarly situated property and casualty insurance and reinsurance companies, as well as upon individual performance and responsibility. The Compensation Committee believes that the base salary levels paid to our executive officers are comparable with the average salary levels of similarly situated property and casualty insurers and reinsurers. In addition, each of Messrs. Gayle, Korducki, Mangold and Thornton are parties to employment contracts that provide for minimum annual base salaries to be reviewed at least annually by the Compensation Committee for consideration of appropriate merit increases and, once established, their base salaries shall not be decreased during the employment period.

Bonuses.    The Compensation Committee has the discretion to award annual cash bonuses. The amount of cash bonuses paid, if any, are not solely related to any specific or objective measures of corporate performance; however, the Compensation Committee evaluates the performance of the executive officers by considering a variety of factors and criteria that may vary from year to year and applying their collective judgment and experience in determining the amount of bonus that is appropriate under the totality of the circumstances existing at the time the determination is made. In January 2002, the Compensation Committee awarded cash bonuses to Messrs. Gayle and Thornton, and made a loan to Mr. Tait, in an amount equal to 100% of their annual salary based upon, among other things, these executive officers’ continuing contributions towards the growth and diversification of our company and the development of new business opportunities. In December, 2002, Mr. Gayle voluntarily elected to return 50% of his bonus and Mr. Tait repaid his loan in its entirety in connection with his resignation.

Equity based compensation.    The payment of equity based compensation to our executive officers under our incentive plans is intended to (i) highlight and reinforce the mutuality of long-term interests between employees and the stockholders and (ii) to assist in the attraction and retention of key executives, managers and individual contributors who are essential to Vesta’s growth and development. In 2002, the Compensation Committee awarded options to purchase 265,000 shares of Vesta’s common stock to 19 employees, including 25,000 shares to each of Messrs. Korducki, Mangold and Thornton. The size of the awards to individual executive officers was determined by the Compensation Committee based upon a subjective assessment of each executive officer’s performance and individual contribution to Vesta, his position and level of responsibility, and other factors. The Compensation Committee did not award any shares of restricted stock to the named executive officers during 2002.

The Compensation Committee is aware of the provisions of Section 162(m) of the Internal Revenue Code and the related regulations of the Internal Revenue Service (“Section 162(m)”) which restrict deductibility of executive compensation paid to the CEO and the four highest paid executive officers other than the CEO at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year and does not qualify as “performance based compensation” as defined by Section 162(m). In 2001, Vesta’s stockholders approved a plan that allows the Compensation Committee to award performance based compensation, which is generally compensation payable only upon the attainment of a performance goal that is both (i) based on objective, not subjective, criteria and (ii) established early in the performance period while attainment of the goal is still uncertain. None of the compensation paid to the executive officers in 2002 qualified as performance based compensation under Section 162(m).

This report is submitted by the Compensation Committee serving during 2002.

Compensation Committee

Alan S. Farrior, Chairman

Robert B. D. Batlivala

Stephen R. Windom

COMPENSATION AND OTHER TRANSACTIONS WITH

EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Information

The following table sets forth certain information regarding compensation paid during the last three fiscal years to those individuals serving as our chief executive officer or acting in a similar capacity during 2002, and the four other most highly compensated executive officers serving at the end of 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Awards(2) ($)	Securities Underlying Options (#)	LTIP Payouts(3) ($)	All Other Compensation ($)
Norman W. Gayle, III, President and Chief Executive Officer	2002 2001 2000	498,077 471,538 430,000	237,500 430,000 430,000	330,000 * *	—0— 6,013,125 231,178	—0— —0— —0—	229,022 229,022 229,022	12,287 11,773 11,693	(4) (4) (4)

James E. Tait, Chairman (resigned December 2002)	2002 2001 2000	573,461 552,692 525,000	—0— 525,000 525,000	295,000 * *	—0— 6,013,125 216,585	—0— —0— —0—	—0— —0— —0—	4,185,003 12,056 11,956	(5) (5) (5)

Stephen A. Korducki (6) Chief Executive Officer of Florida Select Insurance Holdings, Inc.	2002	270,000	270,000	*	—0—	25,000	—0—	17,672	(7)

Donald W. Thornton Senior Vice President—General Counsel and Secretary	2002 2001 2000	259,230 248,461 230,000	250,000 230,000 230,000	165,000 * *	—0— 3,098,750 353,654	25,000 —0— —0—	32,067 42,756 42,756	10,932 9,912 9,797	(8) (8) (8)

Thomas E. Mangold (9) Chief Executive Officer of Instant Insurance Holdings, Inc.	2002	315,188	100,000	*	—0—	25,000	—0—	7,784	(10)

David Lacefield (11), President, Texas Select Lloyds Insurance Company	2002	236,250	118,000	*	—0—	—0—	—0—	17,825	(12)

(1)	Includes the forgiveness of scheduled principal and interest payments due on a promissory note made by each of Messrs. Tait, Gayle, and Thornton as required by the terms of a settlement agreement dated July 23, 2001 between Vesta and each of them. See, “Settlement Agreement” discussed below. An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the referenced year was less than $50,000 or 10% of an executive’s salary and bonus, the minimum, under SEC rules, an executive must have received before any amount is required to be shown in this column.
(2)	Includes grants of restricted stock on August 7, 2001 made pursuant to a settlement agreement dated July 23, 2001 between Vesta and Messrs. Gayle, Tait and Thornton. See “Settlement Agreement” discussed below.

Dividends will be paid on the restricted stock prior to vesting. The value of the restricted stock awards shown above reflects the number of shares awarded during the year multiplied by the closing market price of our unrestricted common stock on the date of the award. The following table shows the aggregate number and value of all shares of restricted stock held by the persons identified in the Summary Compensation Table above based on the closing price of our common stock on December 31, 2002:

	Number of Shares	Market Value on 12/31/02
Norman W. Gayle, III	600,000	$1,650,000
James E. Tait	—0—	$—0—
Donald W. Thornton	275,000	$756,250
(3)	Consists of payments with respect to the repayment of loans made to enable certain executive officers to purchase restricted stock. See, “Restricted Stock Incentive Program” discussed below.
(4)	Consists of the payment of premiums under our group term life insurance plan of $2,860 in 2002, $1,935 in 2001 and $1,755 in 2000, and contributions under our 401(k) plan of $9,427 in 2002, $9,838 in 2001 and $9,938 in 2000.
(5)	Includes a $4,175,000 severance payment to Mr. Tait on December 30, 2002. See, “Tait Separation Agreement” below. Also includes the payment of premiums under our group term life insurance plan of $2,511 in 2002, $2,363 in 2001 and $2,142 in 2000, and contributions under our 401(k) plan of $7,492 in 2002, $9,693 in 2001 and $9,814 in 2000.

(6)	Mr. Korducki became an executive officer of Vesta in 2002. Accordingly, Mr. Korducki’s compensation is reported for 2002 only.
(7)	Consists of the payment of premiums under Florida Select’s group life insurance plan of $2,129, and employer contributions under the Florida Select 401(k) plan of $15,542.
(8)	Consists of the payment of premiums under our group term life insurance plan of $1,490 in 2002, $1,035 in 2001 and $938 in 2000, and contributions under our 401(k) plan of $9,442 in 2002, $8,877 in 2001 and $8,859 in 2000.
(9)	Mr. Mangold became an executive officer of Vesta in 2002. Accordingly, Mr. Mangold’s compensation is reported for 2002 only.
(10)	Consists of employer contributions under the Instant Insurance 401(k) plan of $7,784 in 2002.
(11)	Mr. Lacefield became an executive officer of Vesta in 2002. Accordingly, Mr. Lacefield’s compensation is reported for 2002 only.
(12)	Consists of the payment of premiums under Florida Select’s group life insurance plan of $2,129, and employer contributions under the Florida Select 401(k) plan of $15,696.

Settlement Agreement

In June of 2001, we settled a contingent liability to Messrs. Tait, Gayle and Thornton under the Executive Officer Incentive Compensation Plan originally adopted on September 30, 1999 by issuing restricted stock and making loans as set out below:

Name of Executive	Restricted Stock Grant	Loan Amount
Tait	500,000 Shares	$2,000,000
Gayle	500,000 Shares	$2,000,000
Thornton	250,000 Shares	$1,000,000

The issuance of this restricted stock and the making of these loans was pursuant to a settlement agreement and release between Vesta and the executive officers (the “Settlement Agreement”) that provides that the restricted stock will vest over a ten-year period (ten percent annually) and that Vesta will forgive ten percent of the loans annually. Vesta shall also pay these executive officers, in the form of cash bonuses, such additional amounts as are necessary to provide for the payment of any and all taxes that may become payable by them as a result of (i) the issuance or vesting of the restricted stock, (ii) the making of the loans or the forgiveness thereof and (iii) the payment of cash bonuses contemplated by (i) or (ii) (i.e., such bonuses will be grossed-up to take into account taxes payable as a result of such bonuses).

The Settlement Agreement provides for the forfeiture of all unvested restricted stock and repayment of all loan proceeds in the event an executive’s employment is terminated under certain circumstances, including voluntary termination by the executive or termination by Vesta “for cause.” The Settlement Agreement also provides for accelerated vesting of the restricted stock and accelerated forgiveness of the loans upon a “change of control” of Vesta or termination of an executive’s employment under certain other circumstances, including termination by Vesta without cause or termination upon death, disability or retirement.

The full value of the restricted stock granted pursuant to the Settlement Agreement, based on the closing price of $10.92 as of the date of the grant, is reflected as 2001 compensation in the “Restricted Stock Awards” column of the summary compensation table presented above. The amount of the scheduled principal and interest that became due in 2002 on the loans, which was forgiven in accordance with the terms of the Settlement Agreement, is reflected as 2002 compensation in the “Other Annual Compensation” column of the summary compensation table presented above. As of December 31, 2002, the outstanding principal balance of Mr. Gayle’s note was $1.8 million, the outstanding principal balance of Mr. Thornton’s note was $900,000 and the outstanding principal balance of Mr. Tait’s note was $-0-.

Tait Separation Agreement

In December 2002, James E. Tait, our former Chairman, voluntarily resigned and released Vesta from various obligations under his employment contract and the Settlement Agreement described above in exchange for a severance payment of $4,175,000. In connection with this resignation, Mr. Tait forfeited 450,000 of the shares granted to him pursuant to the Settlement Agreement described above and an additional 145,000 shares of restricted stock that had been granted to him under our other compensatory plans. In connection with this resignation, Mr. Tait also repaid the $1.8 million then due on the loan made to him pursuant to the Settlement Agreement described above (plus accrued interest), repaid a $550,000 loan made to him in lieu of a bonus in January 2002 (plus accrued interest) and repaid a $250,000 loan related to his residential property in Alabama made in August, 2000.

Restricted Stock Incentive Program

On September 13, 1993, we entered into separate restricted stock agreements with each of our executive officers pursuant to which we sold to such executive officers a total of 153,500 shares of our common stock. Pursuant to these restricted stock agreements, Mr. Thornton purchased 14,307 shares for a purchase price of $10.26 per share. On July 18, 1994, we entered into a restricted stock agreement with Mr. Gayle pursuant to which we sold to Mr. Gayle 60,000 shares of common stock (together with shares sold to Mr. Thornton, the “Restricted Shares”) for a purchase price of $18.92 per share. Each of these executive officers has executed a promissory note representing the obligation to repay a loan from Vesta for the purchase price of each of their Restricted Shares, and the Restricted Shares are being held by us as security for the repayment of such promissory notes. The largest aggregate amount of indebtedness under the loans to each of Messrs. Gayle and Thornton during 2002 was $227,761 and $10,074, respectively, and the outstanding balance under these loans as of December 31, 2002 was $116,094 and $0, respectively. The promissory notes have a term of nine years and bear interest at a rate of 5.22% per annum. The Restricted Shares may not be sold or otherwise disposed of by the executive officers prior to the repayment in full of their promissory note or the termination of their employment. All dividends payable on the Restricted Shares have been assigned to Vesta to be applied toward the repayment of the promissory notes. We intend to pay cash bonuses each year in amounts sufficient, after the payment of taxes due with respect to such bonus, to reduce the promissory notes by the amount of the purchase price for the Restricted Shares which vest in that year, so long as the executive officer remains in our employ. In 2002, we paid bonuses for this purpose to Mr. Gayle of $229,022 and to Mr. Thornton of $32,067.

Employment Agreements—Gayle and Thornton

Messrs. Gayle and Thornton are parties to employment agreements with Vesta Insurance Group, Inc. Under these employment agreements, which are substantially similar, the executive officers receive a base salary subject to annual adjustment, and may receive additional amounts as bonus compensation in accordance with our regular compensation practices. The agreements also provide that each of the executive officers are entitled to receive other perquisites, including a car allowance and country club or dining club dues.

If Vesta terminates an executive officer’s employment without “cause” (as defined in the agreement), or if the executive officer terminates his employment for “good reason” following a “change of control” (as those terms are defined in the agreements), the executive officer shall be entitled to receive the equivalent of three years’ salary and bonus (in lump sum or in thirty-six monthly installments), continued health benefits until the age of 65 and immediate vesting or lapse of restrictions of any stock options or shares of restricted stock awarded to him. The term of each of the agreements is three years, and the agreements will be automatically extended for one year on each anniversary of their effective date, unless written notice of non-extension is provided by Vesta or the executive officer at least ninety (90) days prior to such an anniversary date.

Employment Agreement—Korducki

Mr. Korducki is a party to employment agreements with Florida Select Insurance Holdings, Inc., our wholly owned subsidiary. Under this employment agreement, Mr. Korducki receives a base salary of at least $270,000 subject to annual adjustment, and may receive additional amounts as bonus compensation in accordance with our regular compensation practices. The agreements also provide that Mr. Korducki is entitled to receive other perquisites, including a car allowance and country club or dining club dues. The term of this agreement expires on July 10, 2004.

Employment Agreement—Mangold

Mr. Mangold is a party to an employment contract with Instant Insurance Holdings, Inc., our non-standard auto agency subsidiary. This employment contract, which has a term expiring December 21, 2004, entitles Mr. Mangold to a base salary of at least $300,000, with an automatic cost of living adjustment increase of 2.5% per annum, and additional amounts as bonus compensation within the discretion of Instant Insurance’s board of directors, subject to the approval of our Compensation Committee. The agreement also provides that Mr. Mangold is entitled to reimbursement of his reasonable travel expenses and rental and maintenance of an apartment in Dallas, Texas in an aggregate amount not to exceed $50,000 per year, plus an additional amount necessary to provide for the payment of any and all taxes that may become payable by Mr. Mangold as a result of this reimbursement amount. In addition, Mr. Mangold is subject to an agreement not to compete with Instant Insurance for a period of one year following the termination of his employment, and not to solicit Instant Insurance’s business by way of solicitation of employees or interference with Instant Insurance’s relationships with its employees, customers, products, services or other business activities.

If Instant Insurance Holdings terminates Mr. Mangold’s employment without “cause” or without “unsatisfactory performance” (as those terms are defined in the agreement), Mr. Mangold would be entitled to receive the equivalent of two years’ salary and bonus (in cash or in the form of a promissory note). If Instant Insurance terminates Mr. Mangold’s employment for “unsatisfactory performance,” or if Mr. Mangold terminates his employment for “good reason” following a “change of control” (as those terms are defined in the agreement), Mr. Mangold would be entitled to receive one year’s salary and a pro rata portion of his bonus paid in the previous year (calculated from January 1 through the date of his termination).

Compensation Pursuant to Plans

We maintain long term incentive compensation plans, described below, pursuant to which benefits may be provided to our executive officers.

Long Term Incentive Plan

Our stockholders have approved the Vesta Insurance Group, Inc. Long Term Incentive Plan, as amended (the “LTIP”), which is designed to enable us to attract, retain and motivate directors and employees through equity (common stock) based compensatory awards. The LTIP provides for various types of awards, including stock options, restricted stock, stock appreciation rights and deferred stock awards. An aggregate of 2,221,998 shares of our common stock have been reserved for issuance under the LTIP, subject to adjustment for changes in our capital structure. As of December 31, 2002, an aggregate of 2,815,698 shares had been made the subject of previous awards (1,301,758 of which were subsequently forfeited and returned to the plan upon the resignation of former employees) and 708,058 shares remain available for future awards.

Incentive Compensation Plan

In 2001, our stockholders approved the 2001 Incentive Compensation Plan (the “Incentive Compensation Plan”) as a means of continuing our ability to attract, retain and motivate directors and employees through equity (common stock) based compensatory awards. Under the Incentive Compensation Plan, the Compensation Committee has the discretion to issue: (i) stock options, (ii) restricted stock awards and (iii) unrestricted stock awards in recognition of past services or other valid consideration. The aggregate number of shares of Vesta common stock which may be issued under the Incentive Compensation Plan may not exceed two million (2,000,000), subject to adjustment for changes in our capital structure; provided, however, that no more than seven hundred fifty thousand (750,000) shares may be awarded under the Incentive Compensation Plan in the form of awards other than options. The maximum number of shares with respect to which awards may be granted to any individual in any one year under the Plan is three hundred fifty thousand (350,000). As of December 31, 2002, an aggregate of 265,000 shares had been made the subject of previous awards (50,000 of which were subsequently forfeited and returned to the plan upon the resignation of former employees) and 1,785,000 shares remain available for future awards.

The following table reflects the options granted during 2002 to our executive officers named in the Summary Compensation Table above.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)(2)	10%($)(2)
Norman W. Gayle, III	—0—
James E. Tait	—0—
Donald W. Thornton	25,000	9.4%	$7.00	1/24/2012	$110,057	$278,905
Stephen A. Korducki	25,000	9.4%	$7.00	1/24/2012	$110,057	$278,905
David Lacefield	—0—
Thomas E. Mangold	25,000	9.4%	$7.00	1/24/2012	$110,057	$278,905

(1)	All options granted during 2002 are non-qualified stock options which have a ten year term, and all such options have an exercise price equal to the closing price of the Company’s common stock on the grant date. These options were granted pursuant to the 2001 Incentive Compensation Plan. 50% of these options vest on the third anniversary of the grant date, and the remaining 50% vest on the fourth anniversary of the grant date.
(2)	The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of Vesta’s common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

The following table presents certain information with respect to the value of options held by the executive officers named in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Norman W. Gayle, III	—0—	$—0—	52,500	—0—	—0—	—0—
James E. Tait	—0—	—0—	—0—	—0—	—0—	—0—
Donald W. Thornton	—0—	—0—	27,500	100,000	—0—	—0—
Stephen A. Korducki	—0—	—0—	—0—	25,000	—0—	—0—
David Lacefield	—0—	—0—	—0—	—0—	—0—	—0—
Thomas E. Mangold	—0—	—0—	—0—	25,000	—0—	—0—

Post Retirement Benefits Plan

The J. Gordon Gaines, Inc. Post Retirement Benefits Plan (the “Retirement Plan”) is an unfunded, deferred compensation plan for officers and other key employees of J. Gordon Gaines, Inc., our wholly owned management subsidiary which employs all of Vesta’s employees. The Retirement Plan is administered by the Executive Committee of J. Gordon Gaines, Inc., and the Executive Committee is authorized to determine eligibility for participation in the Retirement Plan. The Retirement Plan was amended to limit participation to those officers participating in the plan as of October 1, 2002. Under the Retirement Plan, upon normal retirement, which is defined for purposes of the Retirement Plan as retirement for participants who either are age 65 or older or who have completed not less than 20 years of continuous service, a participant will be entitled to receive an amount equal to twice the participant’s current annual base salary. Upon early retirement, which is defined for purposes of the Retirement Plan as retirement for participants between the ages of 60 and 65 who have completed not less than ten years of service with Vesta and its affiliates, a participant will be entitled to receive the amount which has been accrued as a liability on our balance sheet as of the most recent fiscal year with respect to such participant.

To qualify for benefits under the Retirement Plan, a participant must continue as an employee until age 60 or have completed not less than 20 years of continuous service. No benefits will be paid if employment is terminated earlier, regardless of the reason, except if a participant’s employment is terminated by Vesta for reasons other than “cause,” or by the participant for a “stated good reason,” within two years after a “change of control” of Vesta (as those terms are defined in the Retirement Plan). In that case, the participant will be entitled to receive the amount which has been accrued as a liability on our balance sheet as of the most recent fiscal year with respect to such participant. In addition, if there is a change of control during the period in which a participant would be eligible for early retirement under the Retirement Plan, any benefits payable to such participant under the Retirement Plan upon early retirement will become fully vested.

Each year Vesta records as a liability on its balance sheet an amount (based on an established formula) which will be sufficient, together with amounts recorded as a liability for previous years, to cover the payment of the projected benefit amounts for each participant upon such participant’s normal retirement. As of December 31, 2002, Vesta had recorded a total of $1,239,696 as a liability on its balance sheet to cover projected benefits under the Retirement Plan. Mr. Tait resigned prior to normal retirement age, and he is not entitled to any benefits under this plan. Assuming Messrs. Gayle, Korducki and Thornton retire from Vesta after reaching normal retirement age and assuming their 2002 salary levels remain the same, they will be entitled under the Retirement Plan to receive $1,000,000, $540,000 and $520,000, respectively, upon their retirement. Messrs. Lacefield and Mangold do not participate in this Retirement Plan.

Certain Relationships and Related Transactions

In August 2000, Mr. James E. Tait, former Chairman, became indebted to us in connection with a loan related to his residential property in Alabama. The amount of the loan was $250,000 and was non-interest bearing. Mr. Tait repaid this loan in connection with his resignation in December 2002. The outstanding balance under this loan as of December 31, 2002 was $0.

Pursuant to Delaware law and our by-laws, we are obligated to indemnify our current and former officers and directors for certain liabilities, including legal expenses incurred in connection with lawsuits arising from their employment with or services to us, provided that their conduct complied with certain requirements. Pursuant to these obligations, we advanced Mr. Gayle approximately $12,600 of legal expenses, and we advanced Mr. Thornton approximately $82,200 of legal expenses, during 2002.

During 2002, the law firm of Balch & Bingham LLP, of which Walter M. Beale, Jr., one of our directors, is a partner, rendered various legal services to Vesta and certain of its subsidiaries.

Performance Graph

The following graph compares the cumulative total stockholder return (including the reinvestment of dividends) on our common stock with that of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Property/Casualty Index. The comparison for the period assumes that $100 was invested in each index on December 31, 1997.

Source: SNL Financial

PROPOSAL NUMBER 2

APPROVAL OF AUDITORS

A proposal to approve the appointment of the firm of PricewaterhouseCoopers LLP as our principal independent accountants to audit our financial statements for the year ending December 31, 2003, will be presented to the stockholders at the annual meeting. The Audit Committee of our board of directors recommends the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire, although they have informed us that they do not plan to make a statement.

If our stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the selection of independent auditors will be reconsidered by our audit committee and board of directors.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of auditors.

Audit and Related Fees

Audit Fees.    The aggregate fees and expenses billed or to be billed by PricewaterhouseCoopers LLP for professional services for the audit of Vesta’s annual consolidated financial statements, reviews of the consolidated interim financial statements, and other services normally provided in connection with statutory and regulatory filings were $1,602,979 in 2002 and 1,074,292 in 2001.

Audit Related Fees.    The aggregate fees and expenses billed or to be billed by PricewaterhouseCoopers LLP for assurance and related services reasonably related to the performance of the audit of our annual consolidated financial statements, or the reviews of our consolidated interim financial statements, but not reported as audit fees, were $68,879 in 2002 and $204,989 in 2001. These Audit Related services include audits of benefit plans, issuances of consent and other audit related services.

Tax Fees.    The aggregate fees and expenses billed or to be billed by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice and tax planning were $82,225 in 2002 and $72,536 in 2001.

All Other Fees. The aggregate fees billed to Vesta for all other services rendered by PricewaterhouseCoopers LLP were $-0- in 2002 and $9,502 in 2001.

Approval of Independent Auditor Services and Fees.    Our audit committee has mandated that each year it must pre-approve the engagement of our independent auditor for the next year’s audit as well as the types of permissible non-audit services such auditor may provide during the year (including services of the type identified under the headings “audit related fees” and “tax fees” above). During the year, management may recommend the engagement of the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OTHER BUSINESS

As of March 19, 2003, Vesta had not received notice of any matters to be presented at the annual meeting, other than as described in this Proxy Statement. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Norman W. Gayle, III and Donald W. Thornton, will vote in accordance with their best judgment on such matters.

MISCELLANEOUS INFORMATION

Proposals of Stockholders

In order for a proposal by a stockholder to be eligible to be included in our proxy statement and proxy form for our annual meeting of stockholders in 2004 in accordance with the SEC’s “stockholder proposal” rules, the proposal must be received by Vesta at its home office, 3760 River Run Drive, Birmingham, Alabama 35243, on or before December 31, 2003.

A stockholder may also wish to propose a matter for action at our annual meeting of shareholders to be held in 2004 outside of the SEC’s “stockholder proposal” rules. Our bylaws require any stockholder to provide timely notice of any business to be brought before the annual meeting of stockholders, together with other information as set forth in the bylaws. Assuming the annual meeting in 2004 is neither advanced by more than twenty days nor delayed more than seventy days from the anniversary date of the 2003 meeting (May 27), such notice must be received by us between February 26, 2004 and March 18, 2004 to be considered timely. If a vote is ultimately taken on an untimely proposal for any reason, the proxies solicited and received by our board of directors will be deemed to have conferred discretionary authority to vote on such untimely proposal.

Costs of Solicitation

The cost of this solicitation of proxies will be borne by Vesta. Georgeson Shareholder Services will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials, and will oversee the return of Proxy Cards. We estimate the fee for these services will be approximately $6,000. In addition to solicitation by mail, our directors, officers and other Vesta employees may solicit proxies personally or by telephone or other means of communication. We will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons, and we will reimburse reasonable forwarding expenses.

Annual Report on Form 10-K

We have provided to our stockholders a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, and our financial statements and schedules thereto. Upon request and payment of the cost of reproduction, the exhibits to the Form 10-K will be furnished. Such written request should be directed to Vesta at its address stated herein.

[Vesta Logo]	VESTA INSURANCE GROUP, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8925
EDISON, NJ 08818-8925

Voter Control Number

DETACH HERE

6648

☒	Please mark

votes as in

this example.

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” PROPOSAL #2.

In accordance with their best judgment the proxies are authorized to vote upon such other matters as may properly come before the meeting.

VESTA INSURANCE GROUP, INC.

1.	Election of Directors, Nominees: For Class I, to serve until the 2006 Annual Meeting

         Walter M. Beale, Jr. and Alan S. Farrior

FOR	WITHHELD
☐	☐

☐

      For all nominees except as written above

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of the firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2003.	☐	☐	☐

IMPORTANT: Please sign exactly as your name appears hereon. If shares are held by more than one owner, each must sign. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full titles.

Signature                                          Date:                      Signature                                          Date:

DETACH HERE

P R O X Y

VESTA INSURANCE GROUP, INC.

This Proxy is Solicited on behalf of the Board of Directors

for the Annual Meeting of Stockholders

to be held on May 27, 2003

The undersigned hereby constitutes and appoints Norman W. Gayle III and Donald W. Thornton, or either of them with full power of substitution in each, proxies to vote all shares of Common Stock of Vesta Insurance Group, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203, on Tuesday, May 27, 2003, and at all adjournments or postponements thereof as follows:

Election of Directors, Nominees:

For Class I, to serve until the 2006 Annual Meeting

Walter M. Beale, Jr. and Alan S. Farrior

Ratification of the appointment of the firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2003.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued, and to be Signed, on Reverse Side)

SEE REVERSE
SIDE